SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 19, 2003

Credit Suisse First Boston (USA), Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1-6862 (Commission File Number)	13-1898818 (I.R.S. Employer (Identification No.)
Eleven Madison Avenue, New York, New York (Address of principal executive office)	10010 (Zip Code)

(212) 325-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Item 5. Other Events

        Credit Suisse First Boston, the business unit of which we are a part, has entered into a definitive agreement to sell the Pershing unit, a global leader in financial services outsourcing solutions and investment-related products, to The Bank of New York Company, Inc. for $2 billion in cash, the repayment of a $480 million subordinated loan and a contingent payment of up to $50 million based on future performance. The transaction is expected to close in the first half of the year, subject to regulatory approvals and other conditions. We expect to record a significant gain from the sale of Pershing upon closing as a result of the fact that approximately $500 million of goodwill and approximately $900 million of acquired intangibles related to Pershing that resulted from the acquisition of us by Credit Suisse Group and Credit Suisse First Boston were not recorded in our financial statements at the time of the acquisition but were recorded in the financial statements of Credit Suisse Group and Credit Suisse First Boston.

        Included as Exhibit 10.1 is the agreement between us and The Bank of New York Company, Inc. for the sale of Pershing.

        Included as Exhibit 99.1 and incorporated in its entirety by reference herein is unaudited pro forma financial information reflecting the disposition of Pershing. The unaudited pro forma financial information includes an unaudited pro forma condensed consolidated statement of financial condition, which presents our consolidated financial condition as though the disposition of Pershing had occurred on September 30, 2002, and unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2002 and the year ended December 31, 2001, which present our results of operations as though the disposition of Pershing had occurred on January 1, 2002 and January 1, 2001, respectively.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (b)    Pro Forma Financial Information

        Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition as of September 30, 2002 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2002 and the year ended December 31, 2001.

        (c)    Exhibits

        Exhibit 10.1    Transaction Agreement between Credit Suisse First Boston (USA), Inc. and The Bank of New York Company, Inc., dated as of January 7, 2003.

        Exhibit 99.1    Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition as of September 30, 2002 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2002 and the year ended December 31, 2001.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse First Boston (USA), Inc.
By:	/s/ DAVID C. FISHER David C. Fisher Chief Financial and Accounting Officer

February 19, 2003